AMENDED AND RESTATED

WAIVER AGREEMENT AND
AMENDMENT OF EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 18th day of October, 2006.

BETWEEN:

NORD RESOURCES CORPORATION, a corporation
organized under the laws of Delaware

(the “Company”)

AND:

RONALD A. HIRSCH, an adult individual residing in the County of Orange, State of California

(the “Executive”)

WHEREAS:

(A) The Company and the Executive entered into an executive employment agreement dated January 2, 2004 (the “Employment Agreement”) whereby the Executive agreed to act as Chief Executive Officer of the Company subject to the terms and conditions set out in the Employment Agreement;

(B) The Employment Agreement gives the Executive certain rights in relation to a Change in Control (as defined in the Employment Agreement) that may be triggered if the persons who constituted the board of directors of the Company as at January 2, 2004 cease for any reason to constitute at least a majority of the board of directors of the Company;

(C) As at January 2, 2004 the board of directors consisted of the Executive, Erland Anderson (“Anderson”) and Stephen D. Seymour;

(D) Effective February 15, 2006, Anderson resigned as director of the Company and Nicholas Tintor (“Tintor”),Wade D. Nesmith, Douglas R. Hamilton and John F. Cook (the “New Directors”) were each appointed as directors of the Company;

(E) In view of ongoing efforts to reactivate the Johnston Camp Mine following receipt of the 2005 Feasibility Study prepared by Winters, Dorsey & Company LLC, the board of directors of the Company determined in February 2006 that the Company required a full-time President and Chief Executive Officer and identified Tintor as a suitable person for the position;

(F) The parties entered into a Waiver Agreement and Amendment of Employment Agreement dated February 15, 2006 (the “First Amendment”) whereby the Executive agreed, among other things, to

(i) waive the right provided in Section 7 of the Employment Agreement in connection with the resignation of Anderson as a director of the Company and the appointment of the New Directors, and

(ii) resign as Chief Executive Officer and continue as Chairman of the Company;

(G) Effective August 21, 2006, Tintor resigned as President and Chief Executive Officer and Anderson was appointed as the Company’s interim President and Chief Executive Officer;

(H) As of September 30, 2006, the Company owes the Executive:

(b) $550,000 in accrued and unpaid salary (the “Accrued Salary”), and

(c) $295,000 (the “Accrued Consulting Fees”) for services provided by the Executive to the Company between May 1, 2001 and October 19, 2003; and

(I) The parties wish to amend and restate the First Amendment as set out herein.

THIS AGREEMENT WITNESSES that in consideration of the payment by the Company to the Executive of consideration in the amount of US$10.00, the receipt and sufficiency of which is hereby acknowledged by the parties, the Company and the Executive agree as follows:

Definitions

1. Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Employment Agreement.

First Amendment

2. This Agreement shall replace the First Amendment in its entirety.

Waiver

3. The Executive agrees to waive any right he may have in connection with the resignation of Anderson and the appointment of the New Directors.

4. The Executive waives any rights that he may have against the Company pursuant to the Employment Agreement in respect of his resignation as Chief Executive Officer of the Company on February 15, 2006, the appointment of Tintor as Chief Executive Officer on February 15, 2006, the resignation of Tintor as Chief Executive Officer on August 21, 2006, and the appointment of Anderson as interim Chief Executive Officer on August 21, 2006.

Accrued Salary and Accrued Consulting Fees

5. The Company will, on the earlier of the closing date of

(a) a registered equity offering and/or a debt project financing (collectively or separately, a “Funding”) in which the Company raises not less than the aggregate of $25,000,000; or

(b) a significant corporate transaction (a “Significant Transaction”) in which

(i) any person, together with all affiliates and associates of such person, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 51% or more of the common shares of the Company, or

(ii) there is a sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or of assets of the Company valued at $12,000,000 or greater, pay the Accrued Consulting Fees and all Accrued Salary owing to the Executive on the date of such payout, as set out in Section 6 or 7 below, as the case may be.

6. In the event of a Funding, the Company will pay the Accrued Salary and Accrued Consulting Fees as follows:

(a) as to 50% in cash; and

(b) as to 50% in fully-paid and non-assessable shares of common stock of the Company (the “Shares”) with a deemed issue price per Share equal to 75% of either

(i) the price at which one share of common stock, or if applicable, one unit that includes one share of common stock, is sold pursuant to a Funding, or

(ii) the average closing market price of the Company’s common stock for the 20 days immediately preceding the closing date of the Funding, in the event that the Funding does not include a registered equity offering.

7. In the event of a Significant Transaction, the Company will pay the Accrued Salary and the Accrued Consulting Fees in cash on the closing date of the Significant Transaction.

8. Sections 6 and 7 of this Agreement will automatically terminate and cease to have any binding effect as of 11:59 p.m. (Tucson time) on February 15, 2007 (the “Adjustment Date”), and the Accrued Salary and Accrued Consulting Fees will continue to be an amount payable by the Company to the Executive on demand, if neither a Funding nor a Significant Transaction shall have closed by that time; provided, however, that if a letter of intent, a memorandum of understanding (whether binding or not) or an agreement with respect to a

Significant Transaction shall have been entered into by the Company no later than 11:59 p.m. (Tucson time) on the Adjustment Date, Sections 6 and 7 shall continue in full force and effect unless such letter of intent, memorandum of understanding or agreement is terminated or otherwise lapses without the consummation of a Significant Transaction, in which event Sections 5, 6 and 7 of this Agreement shall terminate at such time.

Health Benefits

9. Notwithstanding the Executive’s retirement, resignation or termination for any reason other than for Cause or as a result of a Significant Transaction in which any person, together with all affiliates and associates of such person, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 51% or more of the common shares of the Company, the Company shall continue to provide health insurance benefits to the Executive at the level applicable to the Executive immediately prior to the Adjustment Date until the Executive reaches the age of 65.

Chairman

10. The Parties agree that the Executive will, subject to Section 15, have the right to continued employment as Chairman until 11:59 p.m. (Tucson time) on the Adjustment Date, and thereafter will continue to serve as Chairman at the pleasure of the Company’s board of directors for such period (the “Extension Period”) and on such terms as may be mutually agreed to in writing between the Company and the Executive, and, except as amended hereby, all provisions of the Employment Agreement shall apply during the Extension Period.

11. The Executive’s base salary in his capacity as Chairman from February 15, 2006, to Adjustment Date will be $200,000 per annum (the “Base Salary”) and thereafter will be $100,000 per annum (the “Adjusted Base Salary”).

12. Notwithstanding anything contained herein to the contrary but subject to Section 15, if a letter of intent, a memorandum of understanding (whether binding or not) or an agreement with respect to a Significant Transaction shall have been entered into by the Company no later than 11:59 pm (Tucson time) on the Adjustment Date, the Executive shall have the right to continued employment as Chairman until the date on which such letter of intent, memorandum of understanding or agreement is terminated or otherwise lapses without the consummation of a Significant Transaction, in which event the date of such termination or lapse shall be deemed to be the Adjustment Date for the purposes of Section 11.

13. In the event of a Funding, the Executive’s Base Salary or Adjusted Base Salary, as the case may be, thereafter will be payable in arrears, in cash, on or before the last day of each business day of each month.

Chief Executive Officer

14. If the Company does not complete a Significant Transaction no later than 11:59 pm (Tucson time) on the Adjustment Date, the Executive may, at the option (“Option”) of the

Executive communicated to the Company in writing and subject to the approval of the Company’s board of directors, be appointed the President and Chief Executive Officer of the Company on the terms and subject to payment of an annual salary to be agreed between the parties; provided, however, that if a letter of intent, a memorandum of understanding (whether binding or not) or an agreement with respect to a Significant Transaction shall have been entered into by the Company no later than 11:59 pm (Tucson time) on the Adjustment Date, then this Section 14 shall not apply unless such letter of intent, memorandum of understanding or agreement is terminated or otherwise lapses without the consummation of a Significant Transaction (in which event the Option will be deemed to have been exercised as of the time of such termination or lapse). For greater certainty, the parties acknowledge and agree that the Company will be not obliged to appoint the Executive as the President and Chief Executive Officer unless there is agreement between the parties on the remuneration and other terms of the Executive’s employment as the Chairman, President and Chief Executive Officer, which terms will be subject to prior approval by the Company’s board of directors.

Significant Transaction

15. If the Company enters into an agreement with respect to a Significant Transaction in which any person, together with all affiliates and associates of such person, shall become the beneficial owner, directly or indirectly, of securities of the Company representing 51% or more of the common shares of the Company, the Executive will voluntarily resign as Chairman or, if applicable, as the President and Chief Executive Officer, effective immediately prior to the completion of the Significant Transaction.

16. In the event that the Executive ceases to be employed by the Company (other than by way of termination for Cause) in connection with the completion of a Significant Transaction other than one in which any person, together with all affiliates and associates of such person, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 51% or more of the common shares of the Company, the Company shall provide to the Executive the payments and benefits set forth in the following sections of the Employment Agreement, subject to execution and delivery by the Executive to the Company of a mutual and general release of claims:

(a) Section 7(g)(i)(A), which requires the Company to pay the Accrued Obligations in a lump sum within sixty (60) days following termination of employment,

(b) Section 7(g)(i)(B), which contemplates the payment to the Executive of an amount equal to three times the Executive’s Base Salary, payable in a lump sum within sixty (60) days following termination of employment,

(c) Section 7(g)(i)(C), which provides that if the Executive elects continuation of coverage of medical and dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, the Company will pay 100% of such premiums for the first 18 months of coverage, and

(d) Section 7(g)(i)(D), which contemplates payment of premiums necessary for continuation of any Supplemental Disability Policy or, at the election of the Company, a lump sum amount equal to the aggregate premiums to be paid thereon, in either case for a period of 18 months following the effective date of termination;

provided, however, that in lieu of the payments and benefits set forth in sections 7(g)(i)(C) and Section 7(g)(i)(D) of the Employment Agreement, and in full payment and satisfaction the Company’s obligations to the Executive in respect thereof, the Company may in its sole discretion elect to pay to the Executive the sum of $9,000 in cash no later than the closing date of the Significant Transaction.

17. In the event of the completion of a Significant Transaction in which any person, together with all affiliates and associates of such person, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 51% or more of the common shares of the Company, the Executive will not be entitled to receive the compensation contemplated by Section 7(g)(i)(B) of the Employment Agreement, but the Executive will be entitled to receive the payments and benefits set out in the following sections of the Employment Agreement: Section 7(g)(i)(A), Section 7(g)(i)(C), and Section 7(g)(i) (D); provided, however, that in lieu of the payments and benefits set forth in sections 7(g)(i)(C) and Section 7(g)(i)(D) of the Employment Agreement, and in full payment and satisfaction the Company’s obligations to the Executive in respect thereof, the Company may in its sole discretion elect to pay to the Executive the sum of $9,000 in cash no later than the closing date of the Significant Transaction..

Excise Taxes

18. Section 11 of the Employment Agreement is hereby deleted in its entirety and replaced by the following:

“Section 11: Excise Taxes-Modified Cap

Anything in this Agreement notwithstanding, if any payment or benefit to which Executive is entitled to from the Company (the ‘Payments,’ which will include the vesting of stock awards or other benefit or property) is more likely than not to be subject to the tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (or any successor provision to that section), the Payments shall be reduced to the extent required to avoid application of such tax if (and only if) such reduction will increase the amount that the Executive would retain after payment of the excise tax and applicable income taxes. The Executive will be entitled to select the order in which Payments are to be reduced in accordance with the preceding sentence. Determination of whether Payments would result in the application of the tax imposed under section 4999, and the amount of reduction that is necessary so that no such tax is applied, shall be made, at the Company's expense, by the independent accounting firm employed by the Company immediately prior to the occurrence of any change in control of the Company which will result in the imposition of such tax.”

Amended Employment Agreement

19. The Company agrees that to the extent that the terms of the Employment Agreement are not modified by this Agreement, the Employment Agreement will remain in full force and effect.

Representations and Warranties

20. The Executive represents and warrants to the Company as follows, and acknowledges that the Company is relying upon such covenants, representations and warranties in connection with the offer of Shares to the Executive contemplated by this Agreement:

(a) The Executive has such knowledge and experience in finance, securities, investments, including investment in non-listed and non registered securities, and other business matters so as to be able to evaluate the merits and risks of an investment in the Company’s common stock and to otherwise protect its interests in connection with the transactions contemplated hereby;

(b) The Company has provided to the Executive the opportunity to ask questions and receive answers concerning the terms and conditions of the offering, and the Executive has had access to such information concerning the Company as the Executive has considered necessary or appropriate in connection with its investment decision to accept the Shares pursuant to the transactions contemplated hereby;

(c) The Executive will be acquiring the Shares for his own account, for investment purposes only and not with a view to any resale, distribution or other disposition of the Shares in violation of the United States securities laws;

(d) The Executive will not be acquiring the Shares as a result of any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, television or other form of telecommunications, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising; and

(e) The Executive is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act, by virtue of qualifying as one of more of the following categories of persons:

(i) a natural person whose individual net worth, or joint net worth with that person’s spouse, at the date hereof exceeds US $1,000,000,

(ii) a natural person who had an individual income in excess of US $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of US $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year, or

(iii) a director or executive officer of the Company.

21. The Executive acknowledges and agrees as follows:

(a) The Shares have not been and, except as provided for in this Agreement, will not be registered under the Securities Act or the securities laws of any state of the United States and that the sale contemplated hereby is being made in reliance on an exemption from such registration requirements;

(b) The Shares are “restricted securities” under applicable federal securities laws, and that the Securities Act and the rules of the United States Securities and Exchange Commission provide in substance that the Executive may dispose of the Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom;

(c) All certificates representing the Shares will be endorsed with the following legend in accordance with the Securities Act or such similar legend as deemed advisable by the lawyers for the Company to ensure compliance with the Securities Act:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND HAVE BEEN OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE APPLICABLE PROVISIONS OF THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

(d) If the Executive decides to offer, sell or otherwise transfer any of the Shares, it will not offer, sell or otherwise transfer any of such shares directly or indirectly, unless:

(i) the sale is to the Company,

(ii) the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the Securities Act and in compliance with applicable local laws and regulations,

(iii) the sale is made pursuant to the exemption from the registration requirements under the Securities Act provided by Rule 144 thereunder and in accordance with any applicable state securities or “blue sky” laws, or

(iv) the Shares are sold in a transaction that does not require registration under the Securities Act or any applicable state laws and regulations governing the offer and sale of securities,

and, in the case of (iii) and (iv), it has prior to such sale furnished to the Company an opinion of counsel reasonably satisfactory to the Company; and

(e) As a precondition to the issuance of any Shares, the Executive will be required to confirm in writing that the Executive’s representations and warranties contained in Section 20 of this Agreement shall continue to be true and correct in all material respects at the time of such issuance.

22. The Company agrees that if at any time from the date hereof until the earliest to occur of (A) the date as of which all the Shares may be sold by the Executive without regard to the volume limitations set forth in Rule 144(e) under the Securities Act, and (B) such date as of which all the Shares held by the Executive have been sold, and there is not an effective registration statement covering all of the Shares, the Company shall determine to prepare and file with the United States Securities and Exchange Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act, of any of its equity securities (other than on Form S-4 or Form S-8 under the Securities Act, or their then equivalents, relating to equity securities to be issued solely in connection with any acquisition of any entity or business, or equity securities issuable in connection with stock incentive or other employee benefit plans), then the Company shall send to the Executive written notice of such determination and, if within fifteen days after receipt of such notice, the Executive shall so request in writing, the Company shall include in such registration statement all or any part of the Shares that the Executive requests to be registered; provided that the Company shall not be required to register any Shares pursuant to this Section that are eligible for resale pursuant to Rule 144(k) promulgated under the Securities Act.

Independent Legal Advice

23. The Executive acknowledges that he has had the opportunity to seek and was encouraged by the Company to seek independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defence to the enforcement of his obligations under this Agreement.

Governing Law

24. This Agreement shall be governed by and in accordance with the laws of the State of Arizona. Except as modified by this Agreement, the Employment Agreement shall remain in force and effect. To the extent that any provision of this Agreement is inconsistent with any provision in the Employment Agreement, the provisions of this Agreement shall control.

Counterparts

25. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of its effective date.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

NORD RESOURCES CORPORATION

Per: /s/ Erland A. Anderson______________	/s/ Ronald A. Hirsch
Name: Erland A. Anderson	RONALD A. HIRSCH
Title: President and CEO